FOR IMMEDIATE RELEASE

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES ANNOUNCES

2012 SECOND QUARTER FINANCIAL RESULTS

PINGDINGSHAN, China – February 10, 2012 - SinoCoking Coal and Coke Chemical Industries, Inc. (Nasdaq:SCOK) (the "Company" or "SinoCoking"), a vertically-integrated coal and coke processor, today announced its financial results for the fiscal 2012 second quarter ended December 31, 2011.

Fiscal 2012 Second Quarter vs. Fiscal 2011 Second Quarter

•	Revenue increased by 3.3% to approximately $17.3 million from approximately $16.7 million due to stronger revenue from coal products offset by weaker revenue from coke products.
•	Due to tight coal supplies, revenue from the sale of coal products increased by 16.9% to approximately $8.4 million, despite a 16.3% decrease in total metric tons sold. Coal revenue accounted for 48.7% of total revenue for the quarter as compared to 43.0% of total revenue last year.
o	Raw coal revenue decreased by 74.4% as a result of a 2.7% decrease in average selling prices and a 73.9% decrease in sales volume. We were unable to produce or purchase sufficient raw coal to sell as a result of the mining moratorium.
o	Washed coal revenue increased by 76.7% due to the increase in sales volume and average selling price.
•	Due to weaker demand from steel mills, revenue from the sale of coke products decreased by 7.0% to approximately $8.9 million and comprised 51% of total revenue for the quarter as compared to 57% a year ago.
o	Total metric tons of coke products sold decreased 1.6% while average selling prices decreased by 1.7%.
o	Total metric tons of coal tar sold decreased 50.1% while average selling prices for coal tar increased by 5.8%.
•	Gross margin decreased to 19.0% as compared to 42.5%, due to significantly increased average prices of raw coal purchased by the Company as a result of coal supply shortages.
•	Income from operations decreased to $2.3 million from $6.3 million.
•	Pre-tax income, including the change in fair value of warrants, increased to $3.6 million as compared to a loss of $5.7 million. (1)
•	Net income, including the change in fair value of warrants, was $2.6 million, as compared to a loss $7.0 million. (1)
•	Excluding the change of fair value of warrants, net income was $1.3 million, or $0.06 per diluted share as compared to a loss $4.5 million, or $0.21 per share. (1)

Fiscal 2012 Six Months vs. Fiscal 2011 Six Months

•	Revenue increased by 32.6% to approximately $39.5 million, primarily due to increased coke and coal sales.
•	50.0% of the revenue came from the sale of coke products and 50.0% from coal products, as compared to 62.7% from coke products and 37.3% from coal products for the same period a year ago. The percentage changes reflect the decreased demand of the coke products and increased demand of coal products.
•	Volume of coke and coal products sold increased by 3.1% and 18.1%, respectively, due to increased sales for both product categories.

SinoCoking News Release	Page 2
February 10, 2012

•	Gross margin decreased to 26.6% as compared to 39.5%, due to significantly increased average prices of raw coal purchased by the Company driven as a result of coal supply shortages.
•	Income from operations decreased to $9.0 million from $9.9 million.
•	Pre-tax income, including the change in fair value of warrants, increased to $13.4 million from $10.7 million. (1)
•	Net income, including the change in fair value of warrants, was $11.0 million, as compared to $8.5 million. (1)
•	Excluding the change of fair value of warrants, net income was $6.68 million, or $0.31 per diluted share as compared to $7.0 million, or $0.33 per diluted share. (1)

(1)	Change in fair value of warrants amounted to $1,343,214 and $4,362,936 in gain for the three and six months ended December 31, 2011, respectively, as compared to $11,447,532 in losses and $1,472,143 in gain for the three and six months ended December 31, 2010.

Discussing the mining operations, SinoCoking’s Chairman and CEO, Mr. Jianhua Lv noted, “During the second quarter of fiscal 2012, coal supplies in Henan Province remained limited as production activities continued to be well below capacity due to the ongoing mining moratorium. Since the shutdown of mining operations in late June 2010, our Hongchang coal mine had been operating at approximately 50% capacity until it halted operations in September 2011 to complete certain mine engineering work and safety upgrades, which were completed by the end of September 2011. As a result, volume of coke and coal products sold (other than washed coal) decreased in the second quarter of fiscal 2012. However, due to a significant increase in sales volume and average selling price of washed coal, our overall revenue for the three and six months ended December 31, 2011 increased by 3.3% and 32.6%, respectively. As of December 31, 2011 and the date of this release, all our coal mines were awaiting governmental confirmation to resume operations. We are working closely with authorities to expedite permits and clearance notices for our four mines so that we can resume mining operations at full capacity.”

Discussing the new coking facility, Mr. Lv went on to say, “As previously announced, during the quarter ended December 31, 2011, we completed the construction of the coking ovens and coking chambers, which are the heart of the facility. Severe rain during the months of September to November slowed the pace of construction as we were required to build rain- and wind-proof sheds or canopies, which enabled us to complete the construction of coking ovens through the inclement weather. Additionally, during the quarter, we completed the construction of another key component of the facility, the quench tower, which is designed and engineered to clean and cool exhaust gases to the saturation temperature using water vapor. We are currently working to complete the coal blending and screening portions of the facility. Following equipment installation and testing, the Company will begin its work on the by-product recovery portion of the facility (i.e., benzene, tar and thiamine).”

Mr. Lv added, “The completion of the construction of our new coking facility was delayed due to another factor which resulted in a shift of our short-term strategic priorities. During 2011 calendar year, we noted a weaker demand for metallurgical coke from steel mills which we believe will continue in the 2012 calendar year. As a result, since mid of 2011, we focused our efforts on strategic alternatives and increased our trading activities by purchasing unprocessed coal from other provinces which we processed and sold as washed coal. Additionally, we believe that our coal mines should be able to resume mining operations at full capacity in the spring of 2012, which would supply us with sufficient coal to sell, and to generate cash to fund our operations. Despite the current weak market conditions for coke, we expect the market to recover by the end of 2012, and we continue to remain focused on our long-term business plan which includes: (1) expanding and upgrading our existing production capacity to achieve greater energy efficiency and reduce environmental impact; (2) recapturing more coking by-products for refinement into useful industrial chemicals, and production of more high value-added chemical products; (3) the acquisition of other coal mines to source raw materials; and (4) strategic cooperation with state-owned coal companies including Zhengzhou Coal Group to indirectly control coal resources, secure our internal material requirements including those for our new coking facility and ensure stable supply for coal trading, although our arrangement with Zhengzhou Coal is currently halted due to its lack of coal supply.

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February 10, 2012

“We will continue to provide investors with updates related to the progress made in the construction of our new coking facility and the resumption of our coal mining operations. Pictures of the construction of the facility are available on our website www.sinocokingchina.com.”

Mr. Sam Wu, SinoCoking’s Chief Financial Officer noted, “We continue to fund our business activities from cash flow from operations. During the six months period ended December 31, 2011, we used approximately $15.8 million in investing activities, and used approximately $28.6 million in purchasing and advanced payments for the equipment and machinery for our new coking facilities. We prepaid approximately $1.9 million to purchase the land use rights for expanding our current coking site in order to accommodate the coal preparation system. For the six months period ended December 31, 2011, we received repayments of loans from two individual borrowers of approximately $8.75 million, and a refund of prepayment for mine acquisitions of approximately $7.86 million. Additionally, we have access to an aggregate of approximately RMB 360 million (approximately $56.6 million) under a medium-term loan, and also through our arrangement with Pingdingshan Rural Cooperative Bank, we have access to a $30.3 million line of credit. We believe that cash on hand and our credit lines are sufficient for our current needs for capital.”

Conference Call

SinoCoking’s Chairman and CEO, Jianhua Lv, and CFO, Sam Wu, will host a conference call on Monday, February 13, 2012 at 9:00 am ET to discuss these results as well as recent corporate developments.

Interested parties may participate in the call by dialing: (201) 493-6744. Please call in 10 minutes before the conference is scheduled to begin and ask for the SinoCoking call. After opening remarks, there will be a question and answer period. Questions may be asked during the live call, or alternatively, you may e-mail questions in advance to lcati@equityny.com.

The conference call will also be broadcast live over the Internet. To listen to the webcast, please go to www.sinocokingchina.com and then to the Presentations/Events page where the conference call is posted. Please go to the website at least 15 minutes early to register, and download and install any necessary audio software. If you are unable to listen live, the conference call will be archived and can be accessed for approximately 90 days. We suggest listeners use Microsoft Internet Explorer as their web browser.

About SinoCoking

SinoCoking and Coke Chemical Industries, Inc., a Florida corporation, is a vertically-integrated coal and coke processor that uses coal from both its own mines and that of third-party mines to produce basic and value-added coal products for steel manufacturers, power generators, and various industrial users. SinoCoking has been producing metallurgical coke since 2002, and acts as a key supplier to regional steel producers in central China. SinoCoking also produces and supplies thermal coal to its customers in central China. SinoCoking currently owns its assets and conducts its operations through its subsidiaries, Top Favour Limited and Pingdingshan Hongyuan Energy Science and Technology Development Co., Ltd., and its affiliated companies, Henan Province Pingdingshan Hongli Coal & Coke Co., Ltd., Baofeng Coking Factory, Baofeng Hongchang Coal Co., Ltd., Baofeng Hongguang Environment Protection Electricity Generating Co., Ltd., Zhonghong Energy Investment Company, Henan Hongyuan Coal Seam Gas Engineering Technology Co., Ltd., Baofeng Shuangrui Coal Mining Co., Ltd., Baofeng Xingsheng Coal Mining Co., Ltd. and Baofeng Shunli Coal Mining Co., Ltd.

SinoCoking News Release	Page 4
February 10, 2012

For further information about SinoCoking, please refer to our periodic reports filed with the Securities and Exchange Commission.

Forward Looking Statement

This press release contains forward-looking statements, particularly as related to, among other things, the business plans of the Company, statements relating to goals, plans and projections regarding the Company's financial position and business strategy. The words or phrases "plans", "would be," "will allow," "intends to," "may result," "are expected to," "will continue," "anticipates," "expects," "estimate," "project," "indicate," "could," "potentially," "should," "believe," "think", "considers" or similar expressions are intended to identify "forward-looking statements." These forward-looking statements fall within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934 and are subject to the safe harbor created by these sections. Actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. Such forward-looking statements are based on current expectations, involve known and unknown risks, a reliance on third parties for information, transactions or orders that may be cancelled, and other factors that may cause our actual results, performance or achievements, or developments in our industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the fluctuation of local, regional, and global economic conditions, the performance of management and our employees, our ability to obtain financing, competition, general economic conditions and other factors that are detailed in our periodic reports and on documents we file from time to time with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company cautions readers not to place undue reliance on such statements. The Company does not undertake, and the Company specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences, developments, unanticipated events or circumstances after the date of such statement. Actual results may differ materially from the Company's expectations and estimates. The Company provides no assurances that any potential acquisitions will actually be consummated, or if consummated that such acquisitions will be on terms and conditions anticipated on the date of this press release, and the Company makes no assurances with regard to any results of any such acquisitions.

Contact:

SinoCoking	Investor Relations Counsel:
Sam Wu, Chief Financial Officer	The Equity Group Inc.
+ 86-375-2882-999	Lena Cati
sinocoking@sina.com	lcati@equityny.com / (212) 836-9611
www.sinocokingchina.com	www.theequitygroup.com

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See Accompanying Tables

SinoCoking News Release	Page 5
February 10, 2012

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2011	2010	2011	2010

REVENUE	$17,297,333	$16,745,332	$39,448,667	$29,753,794

COST OF REVENUE	14,008,015	9,634,955	28,955,472	17,999,064

GROSS PROFIT	3,289,318	7,110,377	10,493,195	11,754,730

OPERATING EXPENSES:
Selling	43,324	71,447	124,867	155,914
General and administrative	906,367	736,493	1,333,786	1,671,640
Total operating expenses	949,691	807,940	1,458,653	1,827,554

INCOME FROM OPERATIONS	2,339,627	6,302,437	9,034,542	9,927,176

OTHER INCOME (EXPENSE)
Interest income	218,749	943	777,300	8,030
Interest expense	(315,463)	(230,937)	(731,022)	(273,532)
Other finance expense	(37,767)	(283,112)	(73,433)	(304,554)
Other income (expense), net	8,492	(52,689)	(9,089)	(109,387)
Change in fair value of warrants	1,343,214	(11,447,532)	4,362,936	1,472,143
Total other income (loss)	1,217,225	(12,013,327)	4,326,692	792,700

INCOME (LOSS) BEFORE INCOME TAXES	3,556,852	(5,710,890)	13,361,234	10,719,876

PROVISION FOR INCOME TAXES	911,148	1,278,833	2,406,817	2,227,601

NET INCOME (LOSS)	2,645,704	(6,989,723)	10,954,417	8,492,275

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	640,615	1,055,897	1,829,359	2,202,196

COMPREHENSIVE INCOME (LOSS)	$3,286,319	$(5,933,826)	$12,783,776	$10,694,471

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	21,090,948	20,871,725	21,090,948	20,871,458
Diluted	21,090,948	20,871,725	21,090,948	20,984,101

EARNINGS (LOSS) PER SHARE
Basic	$0.13	$(0.33)	$0.52	$0.41
Diluted	$0.13	$(0.33)	$0.52	$0.40

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February 10, 2012

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
ASSETS
	December 31	June 30,
	2011	2011
CURRENT ASSETS
Cash	$4,284,601	$26,266,687
Restricted cash	10,432,500	8,320,500
Accounts receivable, trade, net	11,855,965	8,489,272
Loans receivable	10,000,637	16,764,390
Notes receivable, trade	5,112,250	—
Other receivables	1,487,951	232,126
Receivable, mine acquisition prepayments	12,248,282	—
Inventories	8,731,766	3,010,926
Advances to suppliers	9,854,042	8,994,833
Advances to suppliers -related party	—	575,700
Total current assets	74,007,994	72,654,434

PLANT AND EQUIPMENT, net	16,723,340	17,157,542

CONSTRUCTION IN PROGRESS	38,983,421	23,204,544

OTHER ASSETS
Prepayments for land use rights	11,033,400	8,980,335
Prepayments for mine acquisitions	4,719,000	25,546,922
Prepayments for construction	21,641,955	8,134,736
Intangible - land use rights, net	1,918,006	1,919,987
Intangible - mineral rights, net	29,681,308	29,408,865
Long-term investments	2,803,195	2,753,660
Other assets	110,682	108,290
Total other assets	71,907,546	76,852,795

Total assets	$201,622,301	$189,869,315

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February 10, 2012

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
LIABILITIES AND EQUITY

CURRENT LIABILITIES
Short term loans - bank	$5,033,600	$4,950,400
Accounts payable, trade	3,995	144,147
Notes payable, trade	3,146,000	—
Other payables and accrued liabilities	811,608	1,426,285
Other payables - related party	409,048	455,768
Customer deposits	90,306	127,965
Taxes payable	2,820,436	2,856,671
Total current liabilities	12,314,993	9,961,236

LONG TERM LIABILITIES
Long term loans	56,628,000	55,692,000
Warrants liability	1,206,111	5,569,047
Total long term liabilities	57,834,111	61,261,047

Total liabilities	70,149,104	71,222,283

COMMITMENTS AND CONTINGENCIES

EQUITY
Common shares, $0.001 par value, 100,000,000 authorized, 21,090,948 and 21,090,948 issued and outstanding as of December 31 and June 30, 2011, respectively	21,091	21,091
Additional paid-in capital	3,442,083	3,442,083
Statutory reserves	3,687,214	3,403,793
Retained earnings	108,718,378	98,004,993
Accumulated other comprehensive income	6,941,231	5,111,872
Total SinoCoking Coal and Coke Chemicals Industries, Inc's equity	122,809,997	109,983,832

NONCONTROLLING INTERESTS	8,663,200	8,663,200

Total equity	131,473,197	118,647,032

Total liabilities and equity	$201,622,301	$189,869,315